SUBLEASE, dated as of the 8 day of May, 1998, between VANTAGE CUSTOM CLASSICS, INC. (hereinafter "VCC") ("Landlord"), and WESTMORELAND INDUSTRIES, LLC ("Tenant").

                                    RECITALS

     A. By Lease, fully executed as of November 14, 1997 between NGBW CO., L.L.C. (being referred to herein as "Overlandlord") as landlord and VCC as tenant (said lease, as the same may be hereafter amended from time to time; being referred to herein as the "Overlease"), Overlandlord has leased to Landlord the entire approximately 274,380 square feet of space at a building commonly known as 34 Englehard Avenue, Avenel, New Jersey (the "Building"), which space, together with the right to use parking areas referenced in the Overlease, driveways, and other common areas, shall be referred to as "the Premises."

     B. A true and correct copy of the Overlease is attached hereto as Exhibit "A" and made a part hereof.

     C. Landlord desires to sublease to Tenant, and Tenant desires to sublease from Landlord, an approximately 98,000 square foot portion of the Premises as identified on Exhibit "B" attached hereto and made a part hereof (hereinafter referred to as the "Sublease Premises") on the terms, covenants and conditions herein set forth. Tenant shall have exclusive use of four (4) loading docks as set forth on Exhibit "B" and its own entrance into the Sublease Premises.

     NOW, THEREFORE, Landlord and Tenant covenant. and agree as follows:

1.   Term.

     Landlord hereby leases the Sublease Premises to Tenant, and Tenant hereby takes and leases the Sublease Premises from Landlord, upon and subject to the terms, covenants and conditions herein set forth for a term (the "Term") commencing on May 1, 1998 (the "Commencement Date"), and ending on the last day of the month three (3) years thereafter. Tenant may extend the Term for an additional one (1) year term. If Tenant chooses to extend the Term, it shall provide Tenant with at least six (6) months' notice of its intention to do so.

2.   Base Rent.

     (a) Tenant shall pay to Landlord Basic Rent (the "Basic Rent") at the annual rate of $3.50 per square foot for the three (3) years of the Term, said Basic Rent to be paid in equally monthly installments in advance on the first day of each calendar month during the Term. Tenant may commence occupancy on May 1, 1998; however, payments of Basic Rent will commence on June 1, 1998. If the Term is extended pursuant to the preceding paragraph, the Basic Rent shall increase to $3.75 per square foot. Basic Rent for any period during the Term which is for less than one (1) month shall be a pro-rata portion of the monthly installment.

     (b) Rent for the month of June 1998 shall be payable upon execution of this Sublease. Thereafter, Basic Rent shall be paid to Landlord on the first day of each month without notice, without demand, and except as may otherwise be expressly provided in this Sublease, without abatement, deduction or set-off. The Tenant shall not be held in default in the payment of any monies until the expiration of a ten (10) day grace period which shall start on the day of Tenant's receipt of written notice from Landlord specifying the default including the amount of monies unpaid. In the event. that Tenant defaults on the payment of any payment of from Basic Rent or other amount due hereunder, Landlord shall be entitled to charge Tenant with a "late fee" equal to three (3%) percent of the amount due and unpaid by Tenant.

     (c) Except as otherwise expressly provided herein to the contrary, this Sublease shall be deemed-and constructed to be a "Net Net Net Lease." It is the purpose and intent of the Landlord and Tenant that, except as otherwise expressly provided herein to the contrary, the net rent shall be absolutely net to Landlord so that this Sublease shall yield to the Landlord the "Basic Rent" specified herein in each year during the term of this Lease, and that, except as otherwise provided, all costs, expenses and obligations of every kind and nature whatsoever relating to the Sublease Premises, including the taxes, which may arise or become due during or in respect of the term of this Sublease, shall be paid by Tenant, provided, rather, that nothing herein shall be construed or require Tenant to pay any sums due or to become due on account of any real estate mortgage or real estate mortgages on the Premises; any franchise, estate, inheritance, succession, capital levy, or any other tax assessments, charge or levy based on or measured by the income or capital stock of the Lessor, if any. If during the term of this Lease, the law of New Jersey is changed so that all or any part of the tax attributable to real estate shall be changed from a tax on land to another form of tax imposed upon the owner of land and building, then Tenant shall nevertheless pay such tax to the proportionate extent that it is or may be attributable to the demised premises.

3.   Additional Rent.

     (a) Except as expressly set forth herein to the contrary, Tenant agrees to assume and be obligated to perform all obligations and to pay all charges, costs, expenses and taxes which are the obligation of Landlord under the Overlease, whether by way of direct payment by the Tenant or reimbursement to the Landlord under the Overlease, which are attributable to the sublease Premises. Except to the extent that any of such items are attributable solely to the Sublease Premises (in which event they shall be solely Tenant's cost and expense), Tenant shall be responsible for 35.72% of Landlord's total obligation for such charges, costs, expenses and taxes under the Overlease ("Tenant's Proportionate Share"). These charges costs, expenses and taxes shall include, without limitation, the following: (i) Tenant's Proportionate Share of Utilities and Taxes as set forth in Sections 6 and 39 of the Overlease; and (ii) Compliance with Laws as set forth in Section 7 of the Overlease; and (iii) Repairs and Maintenance as set forth in Sections 2 and 3 of the Overlease and any Rider thereto (except that Tenant shall not be responsible for maintenance or repair of the roof or structure at the premises, which shall be Landlord's sole responsibility unless any such repairs are caused by the actions of Tenant); (iv)Insurance as set forth in Section __; and (v) fire insurance, whether paid by Landlord or Overlandlord under the Overlease. The foregoing items (i) through (v) are not intended to limit Tenant's obligations, but are merely intended to enumerate articles containing certain of Tenant's obligations. In addition, Tenant shall be liable for any interest or penalties charged to the Landlord by the Overlandlord under the Overlease plus the costs and attorneys fees incurred by Landlord, as a result of the Tenant's failure to pay any amounts or perform any obligations which are Tenant's obligation hereunder.

     (b) Tenant shall pay its Proportionate Share of all utility charges servicing the Premises, as Additional Rent. Specifically, Tenant's responsibility for its share of gas expenses shall be allocated by estimating Tenant's gas service usage and not by. the square footage occupied by Tenant. Tenant will be provided with copies of the gas bills for the Premises, and Tenant will have an opportunity to independently verify said bills with the utility provider. Electric service shall be separately sub-metered at Landlord's expense.

     (c) All of the foregoing obligations of Tenant described in (a) and (b) above shall be payable and/or performed by Tenant as required under the Overlease, and as to any obligations requiring notice or billing from the Overlandlord under the Overlease, within fifteen (15) days after receipt of a copy of the bill and written notice from Landlord to Tenant stating the amount due and the purpose for such obligation.

     (d) All taxes, charges, costs and expenses which Tenant assumes or agrees to pay under any provision of this Sublease, together with any and all other sums which may become due, by reason of any default of Tenant or failure on Tenant's part to comply with the provisions, covenants and conditions of this Sublease on Tenant's part to be performed, and each or any of them, shall be collectible and recoverable as Additional Rent, and, in the event of nonpayment thereof, Landlord shall have all the rights and remedies provided herein and in the Overlease as in the case of nonpayment of Basic Rent or Additional Rent beyond applicable notice and cure periods.

     (e) The applicable provisions of this Section shall survive the expiration or sooner termination of this Sublease.

4.   Rental Payments.

     The Basic Rent, Additional Rent and any other charges payable hereunder shall be paid by Tenant to Landlord at Landlord's offices at 100 Vantage Drive, Avenel, New Jersey, in lawful money of the United States of America, without any deduction, set-off or abatement and, except as otherwise herein expressly provided, without demand therefor.

5.   Condition/Use of Sublease Premises.

     (a) Except as set forth in 5(b) below, Tenant agrees to take the Sublease Premises in its "as-is" condition and agrees that Landlord shall not be obligated to make any repairs or alterations thereto in preparation for Tenant's occupancy and possession. Landlord represents that, to the best of its knowledge, the Sublease Premises is in full compliance with all federal, state and municipal environmental laws and that there is no hazardous substance or waste at the premises. Landlord agrees to indemnify and hold harmless the Tenant from any and all claims, damages or losses arising during the term of this Sublease from or in connection with the presence of environmental contamination at the Sublease Premises, unless the contamination is present as a result of the negligence, misconduct or other acts of Tenant, Tenant's agents, employees, contractors or invitees. In executing this Sublease, Tenant has not relied upon or been induced by any statements or representations of any person whatsoever, except as expressly set forth in this Sublease, whether relating to the physical condition of the Sublease Premises or any other matter. Tenant shall be responsible to obtain its own certificate of occupancy and building permits for use of the Sublease Premises and for Tenant's construction of additional doors at the Sublease Premises, if required.

     (b) Landlord agrees to commence the following alterations prior to June 1, 1998: (i) removal of 25,000 square feet of existing racking; (ii) construction of male and female bathrooms to accommodate one hundred (100) people; (iii) the dismantling of the battery room; and (iv) the removal of the cinder block wall contiguous to the loading dock separating the docks from the battery room.

     (c) Tenant shall use the Sublease Premises solely for Standard Industrial Classification Number 7389. Tenant agrees that the demised premises shall only be used for warehousing for purposes and for office purposes in connection with Tenant's warehousing activities. Any other use is prohibited without Landlord's and Overlandlord's prior written consent. Tenant represents and warrants that the business operations which it shall conduct at the demised premises do not constitute the operation of an industrial establishment as defined in the Industrial Site Recovery Act/Environmental Cleanup and Responsibility Act ("ISRA").

     (d) With regard to use and occupancy of the demised premises by the Tenant, Tenant will not (i) place or maintain any merchandise, trash, refuse or other articles in any vestibule or entry of the premises, on the footwalks or corridors adjacent thereto, or elsewhere on the exterior of the premises so as to obstruct any driveway, footwalk, or parking area; or (ii) use or permit the use of any portion of the premises for any unlawful purpose or in any manner which will violate any present or future laws or regulations of any governmental authority; or (iii) place a load upon any floor which exceeds the floor load which the floor was designed to carry or allowed by law; or (iv) stack merchandise or materials against the walls, so as to create a load or weight factor upon the walls; or (v) permit the use or occupancy of the premises in a manner which will in any way violate any Certificate of Occupancy affecting the premises, or make void or voidable any insurance then in force with respect thereto, or which will make it impossible to obtain fire or other insurance required to be furnished hereunder.

     (e) At the expiration of the Term, Tenant shall leave the Sublease Premises in the same condition as exists on the Commencement Date, reasonable wear and tear excepted.

     (f) Landlord agrees to deliver all mechanical systems in good working order and to deliver the building in "broom-clean" condition.

     (g) Except for any construction or alterations performed by the Tenant, Landlord shall be responsible to comply, at its sole cost and expense, with all laws affecting the premises (including, without limitation, zoning, environmental, fire and The Americans With Disabilities Act) and the Sublease Premises which are not Tenant's obligation.

     (h) If Tenant is unable to obtain a certificate of occupancy due to any act or omission of Landlord's or due to a condition or violation arising prior to delivery of possession of the demised premises to Tenant (hereinafter collectively called "Pre-existing Conditions"), Landlord shall promptly correct such condition at its own expense.


6.       Overlease Terms.

     (a) This Sublease is subject to and Tenant accepts this Sublease subject to all of the terms, covenants, provisions, conditions and agreements contained in the Overlease and the matters to which the Overlease is subject and subordinate. This Sublease shall also be subject to and Tenant accepts this Sublease also subject to any amendments and supplements to the Overlease hereafter made between Overlandlord and Landlord provided said amendments or supplements do not materially increase Tenant's obligations or liabilities hereunder. Tenant covenants and agrees, (i) to perform and to observe all of the terms, covenants, conditions and agreements of the Overlease on the part of the tenant thereunder to be performed and observed (other than those requiring the payment of "Basic-Rent" which is to be paid hereunder) to the extent that the same are not modified or amended by this Sublease, provided, however. that this language shall not be applied retroactively to require Tenant to remedy any act or omission which occurred prior to the Commencement Date,
(ii) that Tenant will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause the Overlease or the rights of Landlord, as tenant thereunder, to be canceled, terminated or forfeited or which would make Landlord liable for any damages, claim or penalty, and (iii) to indemnify and hold harmless Landlord and Overlandlord, from and against airy and all liability, loss, damage, suits, penalties claims and demands of every kind or nature (including without limitation, reasonable attorneys' fees (and disbursements and expenses of defense) by reason of Tenant's failure to comply with the foregoing or arising from Tenant's use, occupancy or management of the Sublease Premises or of any business conducted therein by, or form any work done or any condition created by Tenant, its assignees or subtenants, or their respective employees or agents in or about the Sublease Premises.

     (b) This Sublease expressly incorporates by reference, as if set forth in full in this Sublease, all of the terms, covenants and conditions of the Overlease.

     (c) In the event of and upon the termination or cancellation of the Overlease by Landlord or Overlandlord pursuant to the terms and provisions thereof, this Sublease shall automatically cease and terminate. In such event Tenant shall have no claims whatsoever against Landlord.

     (d) Tenant shall be entitled to the services, restorations, repairs, equipment and access which the Overlandlord is and may be obligated to furnish or make to or in the Sublease Premises pursuant to the terms of the Overlease. If Overlandlord shall default in any of its obligations to Landlord with respect to the Sublease Premises, Tenant shall be entitled to participate with Landlord in the enforcement of Landlord's rights against Overlandlord.

     (e) Landlord covenants and agrees that Landlord will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause the Overlease to be canceled, terminated or forfeited or which would make Tenant liable for any damages, claim or penalty under the terms of the Overlease.

7.   Alterations and Additions.

     (a) Except as set forth in Paragraph 7(b) below, Tenant shall make no alterations, additions or improvements in or about the Sublease Premises other than trade fixtures, removable without injury to the Sublease Premises without first obtaining the approval of Landlord and Overlandlord. In the event Tenant shall make permanent improvements to the demised premises, said improvements shall at the option of Landlord (i) become the property of Landlord or (ii) be removed by the Tenant upon the expiration or earlier termination of this Sublease.

     (b) Space permitting, Tenant may construct four (4) shipping doors on the side of the demised premises facing the enclosed security yard. Any and all costs and expense associated with the construction of said doors, including, but not limited to, professional, architectural, landscaping, paving, or masonry costs, shall be paid by the Tenant. Prior to the commencement of any construction, Tenant must submit to Landlord any and all plans, specifications, drawings, and estimates associated with the construction of the doors. Landlord, in its reasonable discretion, shall review and approve said plans, specifications, drawings, and estimates. Landlord shall not unreasonably withhold or delay its approval of any plans and specifications. All work shall be performed in accordance with all local, state and federal building codes.

     Upon receipt, review and approval of all documents evidencing the Tenant's cost for the construction of these shipping doors, Landlord agrees to provide Tenant a maximum credit towards the Basic Rent due hereunder in an amount equal to the lesser of either a) $50,000; or b) $25,000 plus 330 of Tenant's total cost of construction for the doors which exceeds $100,000. Said credit shall be paid as follows: For the first $100,000.00 in costs which Tenant can verify and present to Landlord, Landlord shall pay to Tenant, in cash, a sum equal to 25% of said costs. For all costs incurred by Tenant above $100,000.00, Landlord shall provide Tenant with a credit towards Tenant's monthly rental obligations prorated over the three year period of this Sublease, subject to the maximum noted in the preceding sentence.

8.   Assignment/Sublease.

     Tenant shall not (i) assign or otherwise transfer this Sublease or the term and estate hereby granted, (ii) sublet the Sublease Premises or any part thereof of allow the same to be used or occupied by others or in violation of the Overlease, or (iii) mortgage, pledge or encumber this Sublease or the Sublease Premises or any part thereof in any manner, without the prior consent of the Landlord and the Overlandlord. Landlord shall not unreasonably withhold its consent. Any transfer of twenty-five (25%)percent or more of the outstanding ownership interest or assets of Tenant shall be deemed an assignment hereunder. If the Landlord and Overlandlord consent to any assignment or subletting, the subtenant must conform to all the terms, covenants and conditions of this sublease. Notwithstanding such subletting or assignment, the Tenant in this Sublease shall remain directly and primarily liable for performance of the terms and conditions of this Sublease, and the Landlord shall have the right to require and demand that the Tenant pay and perform the terms of this Lease. Any surplus monies made above the Sublease or a sublease or assignment basis shall be paid to the Landlord. Tenant's share of said surplus above the Tenant's current rent will be paid each and every month as Additional Rent if and when a sublease or assignment occurs. Surplus shall be deemed to be the excess of the rent received by the Tenant from its sublessees or assignees over the Basic Rent paid by the Tenant. hereunder. In the event Tenant shall assign or sublet the premises, upon receipt of Landlord's and Overlandlord's consent, the Tenant shall pay all reasonable costs and expenses incurred by Landlord and Overlandlord, including reasonable attorney's fees.

9.   Insurance.

     With respect to the Sublease Premises, Tenant shall pay its Proportionate Share of Landlord's fire insurance. During the term hereof, Tenant shall also maintain (and deliver to Landlord)a policy insuring all improvements, alterations, additions, fixtures and contents installed or owned by Tenant in, on or at the premises, against fire, vandalism, riot, malicious mischief, sprinkler leakage, or other casualty with extended coverage, in amounts equal to the full replacement value, without co-insurance, of such improvements, alterations, additions, fixtures and contents. Specifically, Tenant shall maintain a policy of comprehensive liability insurance, including public liability and property damage, with a minimum combined single limit of liability of three million dollars

($3,000,000.00), worker's compensation insurance, renter's insurance and business interruption insurance.

     Tenant shall cause Landlord and Overlandlord and any mortgagee to be named as an additional named insured on said insurance.

10.  Broker.

     Landlord agrees to pay to Grubb & Ellis a commission in connection with this transaction pursuant to the commission agreement entered into between Vantage Custom Classics, Inc. and Grubb & Ellis dated October 28, 1997. Grubb & Ellis shall pay to Weichert Realtors all fees pursuant to the separate agreement between Weichert Realtors and Grubb & Ellis. Each party agrees to indemnify and hold the other party harmless from any and all costs and liabilities for compensation, claims by any other broker or agent employed by it or claiming to have been engaged by it in connection with this sublease (including, without limitation, reasonable attorney's fees and disbursements).

11.  Expenditures by Landlord.

     Landlord agrees not to expend any money on Tenant's behalf or incur any obligation on Tenant's behalf, unless Tenant shall have received written notice from Landlord, specifying the nature and amount of the intended expenditure or the nature of the intended obligation and within ten (10) days from the receipt of such notice, Tenant shall not have obviated the necessity for such expenditure or obligation by Landlord.

12.  Interruption of Tenant's Use.

     If Tenant's ability to make normal use of fifty (50%) percent of the demised premises is interrupted for more than three (3) days due to any act or omission of Landlord or any of its agents, servants, employees, contractors, licensees or invitees, the next installment(s) of minimum rent and additional rent due under this Lease shall be diminished on a per diem basis for each full or partial day of such interruption and if such interruption shall continue for more than thirty (30) days, Tenant may terminate this Lease upon fifteen(15) days' written notice to Landlord.



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

13.  Tenant's Cure of Default.

     Landlord agrees that if the default complained of is of such a nature that same cannot be rectified or cured within the period requiring such rectification and curing as specified in this Sublease, then such default shall be deemed to be rectified or cured, if Tenant within such period shall have commenced the rectification and curing thereof and shall continue thereafter with all due diligence to cause such rectification and curing and does so complete the same with the use of such diligence with a reasonable time thereafter.

14.  Landlord's representations.

     Landlord hereby warrants and represents to the Tenant that, to the best of Landlord's knowledge: (i) Landlord has full power and authority to enter into this Sublease and the person executing this Sublease on behalf of Landlord is authorized to do so; (ii) The use of the Sublease Premises for the purposes permitted under this Sublease shall not subject Tenant to any obligations regarding Landlord's fire insurance policies (including, but not limited to, the payment of increased premiums or otherwise); (iii) No other lessee or occupant of the building has been granted a right or option which would prohibit, limit or affect Tenant's permitted uses under this Sublease;(iv) the demised premises contain no asbestos, urea formaldehyde, chlorofluorocarbons or other hazardous substances; and (v) Landlord is not in default under any mortgages encumbering the building or the Sublease Premises.

15.  Notices.

     Any notice, request, approval, consent or other communication (a "Notice") required or permitted to be given under this Sublease must be in writing and shall be deemed to be given by a party when hand-delivered or delivered by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier, addressed to the other party as follows:

If to Landlord:   Vantage Custom Classics, Inc,
                  100 Vantage Drive
                  Avenel, New Jersey 07001
                  Attn: Ira Neaman


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

with a copy to:   Pearce & Massler
                  Court Plaza North
                  25 Main Street
                  Hackensack, NJ 07601
                  Attn: MaryAnn Virginia, Esq.


If to Tenant:     Westmoreland Industries
                  30 Ethel Road
                  Edison, New Jersey
                  Attn:

with a copy to:   Wachtel & Masyr, LLP
                  110 East 59th Street
                  New York, NY 10022
                  Attn: Morris Missry, Esq.

Following the Commencement Date, the address of the Sublease Premises shall be the address for notices to Tenant.

16.  No Recordation.

     Tenant agrees not to record this, Sublease or a Memorandum thereof.

17.  Reference to Overlease.

     (a) The terms, conditions and obligations imposed upon Tenant hereunder shall be deemed supplementary to all terms, conditions, and obligations of the Overlease, which Tenant has assumed hereunder. In the event of any inconsistency between this Sublease and the Overlease, this Sublease shall be construed so as to impose on Tenant the obligations of Landlord under the Overlease, unless such obligation has been expressly excluded by the provisions of this Sublease. Any term not specifically defined hereunder shall have the same definition as in the Overlease.

18.  Binding Effect.

     Subject to the provisions of Section 8 hereof, this Sublease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Sublease may not be amended except by a writing signed by both parties.


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

19.  Security Deposit.

     (a) Tenant shall deposit with Landlord the sum of Fifty-seven thousand one hundred sixty-six dollars and sixty-seven cents ($57,166.67), in the form of cash, certified funds, or a Letter of Credit drawn on a financial institution acceptable to Landlord, as security for the full and faithful performance by the Tenant of all the terms, covenants and conditions of this Sublease upon the Tenants part to be performed, which said sum shall be returned to the Tenant without interest, after the expiration of the Term, provided that Tenant has fully and faithfully carried out all of said terms, covenants and conditions on Tenant's part to be performed. Landlord shall have the right to apply any part of the security deposit, after Landlord has given Tenant notice of a default and a reasonable opportunity to cure, to cure any default of Tenant, and if Landlord does so, Tenant shall, within twenty (20) days after written demand, deposit with Landlord the amount applied so that Landlord shall have the full deposit on hand at all times during the term of this Sublease.

     (b) In the event Tenant vacates the demised premises during the first year of the term of this Sublease, Tenant hereby agrees to forfeit the security deposit paid hereunder. In addition, Tenant agrees to pay the Landlord an additional sum of $57,166.67 as damages for loss of bargain and not as a penalty.

     (c) In the event Tenant vacates the demised premises during the 13th through the 30th months of the term of this Sublease, Tenant hereby agrees to forfeit the security deposit paid hereunder.

     (d) Nothing contained in paragraphs (b) and (c) above shall limit or prejudice the right of Landlord to pursue any and all other legal and/or equitable remedies available to Landlord in the event of a breach or a threatened breach by Tenant of any of: the agreements, terms, covenants or conditions herein, and Tenant shall be responsible for any and all attorneys fees, costs and expenses incurred by Landlord as a result of Tenant's breach and any action or proceeding brought thereon.

20. Guarantee.

     The principals of Tenant, Westmoreland Industries, LLC,
_____________________ and ____________________, hereby agree to personally guarantee the payment of Tenant's monthly rental obligations under this Sublease, including, but not limited to,

Tenant's obligations for the payment referenced in Paragraph 15 (b) above, for so long as Tenant occupies the demised premises. Should the Tenant's principals fail to comply with their obligations under this paragraph, Tenant and its principals shall be liable for any and all costs, expenses, fees and attorneys' fees incurred by Landlord as a result of their breach.

21.  Choice of Law.

     This Sublease shall be governed by the laws of the State of. New Jersey.

22.  Conflicts.

     In the event of any conflict between the terms of this Sublease and the Overlease, the terms of this Sublease shall control.

     IN WITNESS WHEREOF, Landlord, and Tenant have executed this Sublease as of the day and year first above written.

WITNESS:                                  VANTAGE CUSTOM CLASSICS, INC.

/s/ Sean Brecher                          /s/ Ira Neaman

_____________________________________     _____________________________________
                                          Name: Ira Neaman
                                          Title: President

WITNESS:                                  WESTMORELAND INDUSTRIES

/s/ Max Anteby                            /s/ Zvi Ben-Haim

_____________________________________     _____________________________________
                                          Name: Zvi Ben-Haim
                                          Title: Member

                                          /s/ Zvi Ben-Haim

                                          _____________________________________
                                          Guarantor

                                          /s/ Jerry Harary
                                          _____________________________________
                                          Guarantor

     The undersigned Overlandlord hereby approves the foregoing Sublease.


                                          NGBW CO., INC.

                                          By:

                                               /s/ Ira Neaman

                                          By:__________________________
                                               Name:  IRA NEAMAN
                                               Title: Managing Member